Exhibit 28j(11) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Income Securities Trust:

We consent to the reference to our firm under the heading “Financial Highlights” in the prospectus of the Federated Floating Rate Strategic Income Fund, a series of the Federated Income Securities Trust.

Boston, Massachusetts

May 23, 2013